LINE OF CREDIT AGREEMENT

THIS LINE OF CREDIT AGREEMENT (the "Agreement") is made and entered into as of November 20, 2024 (the "Effective Date").

BETWEEN:

Caitlin Jeffs, with an address at 48 Peter Street, Thunder Bay, Ontario P7A 5H3 (hereinafter referred to as the "Lender")

AND:

Red Metal Resources Ltd., with an address at 1130 Pender Street, West, Unit 820, Vancouver, BC V6E 4A4 (hereinafter referred to as the "Borrower")

The Lender and the Borrower are collectively referred to as the "Parties" and individually as a "Party."

RECITALS:

WHEREAS the Borrower wishes to establish a line of credit with the Lender;

WHEREAS the Lender has agreed to establish a line of credit in favor of the Borrower subject to the terms and conditions set forth in this Agreement; and

WHEREAS the Borrower acknowledges receiving prior advances totaling CAD$132,495.55 from the Lender, which includes direct advances to the Borrower and payments made by the Lender to vendors on behalf of the Borrower, all of which shall be subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.LINE OF CREDIT

1.1.The Lender hereby establishes in favor of the Borrower a revolving line of credit (the "Credit Line") in the maximum principal amount of Two Hundred Thousand Canadian Dollars (CAD$200,000) (the "Credit Limit").

1.2.The Borrower acknowledges and agrees that the sum of CAD$132,495.55 previously advanced by the Lender to the Borrower shall be deemed to have been advanced under this Credit Line and shall be subject to all terms and conditions of this Agreement. Such amount shall reduce the available Credit Limit accordingly.

1.3.The Parties agree that interest on all prior advances referred to in Section 1.2 shall begin to accrue as of the Effective Date of this Agreement, and no interest shall be deemed to have accrued on such advances prior to the Effective Date

2.ADVANCES

2.1Subject to the terms and conditions of this Agreement, the Borrower may request advances (each an "Advance") under the Credit Line from time to time during the term of this Agreement by providing the Lender with at least two business days' written notice, provided that: (a) no Event of Default has occurred and is continuing; (b) the sum of all outstanding Advances does not exceed the Credit Limit; and (c) the Borrower is not in breach of any provision of this Agreement.

2.2The Lender shall have sole discretion whether to make any requested Advance.

3.INTEREST

3.1The Borrower shall pay interest on the outstanding principal balance of all Advances at a rate of eight percent (8%) per annum, compounded monthly and calculated on the basis of a 365-day year.

3.2Interest shall be payable on demand or as otherwise specified in this Agreement.

3.3For clarity, interest on all prior advances acknowledged in Section 1.2 shall commence accruing on the Effective Date of this Agreement, regardless of when such advances were originally made.

4.REPAYMENT

4.1All outstanding principal, accrued interest, and any other amounts owing under this Agreement shall be payable on demand.

4.2Without limiting the foregoing, upon receipt of a written demand for payment from the Lender, the Borrower shall pay to the Lender all amounts owing under this Agreement within ten business days.

4.3The Borrower may prepay all or any portion of the outstanding Advances at any time without penalty.

4.4All payments shall be applied first to accrued interest and then to principal.

5.REPRESENTATIONS AND WARRANTIES

5.1The Borrower represents and warrants to the Lender as follows: (a) The Borrower has the legal capacity and authority to enter into this Agreement and to carry out the obligations contemplated hereby; (b) This Agreement constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms; (c) The execution and delivery of this Agreement and the performance of the Borrower's obligations hereunder do not conflict with or result in a breach of any agreement or instrument to which the Borrower is a party or by which the Borrower is bound; and (d) There are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower that could materially adversely affect the Borrower's ability to perform its obligations under this Agreement.

6.MISCELLANEOUS

6.1Notices: All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by registered or certified mail, return receipt requested, or sent by email with confirmation of receipt, to the addresses set forth above or such other addresses as a Party may specify in writing.

6.2Amendments: This Agreement may only be amended or modified by a written instrument signed by both Parties.

6.3Assignment: The Borrower may not assign its rights or obligations under this Agreement without the prior written consent of the Lender. The Lender may assign its rights and obligations under this Agreement without the consent of the Borrower.

6.4Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada, without giving effect to any choice of law or conflict of law provisions.

6.5Severability: If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

6.6Entire Agreement: This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written.

6.7Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LENDER:

Caitlin Jeffs

By: /s/ Caitlin Jeffs

Date:November 20, 2024

BORROWER:

Red Metal Resources Ltd.

By: /s/ Joao Da Costa

Name: Joao (John) Da Costa

Title: _CFO_____________

Date: November 20, 2024